Exhibit 99.1
                 American Physicians Capital, Inc. Completes
            Trust Preferred Pooled Transaction Raising $20 Million

    EAST LANSING, Mich., Oct. 30 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) announced today that it completed a trust preferred pooled transaction, raising $20.0 million at the holding company. The securities, which are classified as long-term debt, have a floating rate equal to the three month LIBOR plus 385 basis points and mature in 30 years. The securities can be called by the issuer at 100% of the principal amount after five years from the date of issuance.

    The funds will be retained at the holding company, and may be used to fund future debt service requirements, support future premium growth through allocation to insurance subsidiaries, or for other general corporate purposes.

    American Physicians Capital, Inc. is a regional provider of medical professional liability coverage and workers' compensation operating primarily in the Midwest, through American Physicians Assurance Corporation and its other subsidiaries. The group of companies is rated A- (Excellent) by A. M. Best and A- by Standard & Poor's. Further information about the companies is available on the Internet at www.apcapital.com .

    Forward-Looking Statement: Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to the factors listed or discussed in the reports filed by APCapital from time to time with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. The securities offered by APCapital have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )
SOURCE  American Physicians Capital, Inc.
    -0-                             10/30/2003
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /
    (ACAP)
CO:  American Physicians Capital, Inc.
ST:  Michigan
IN:  HEA INS MTC
SU: